June 2026

Pricing Supplement No. 16,307

Registration Statement Nos. 333-293641; 333-293641-01

Dated June 2, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

INTEREST RATE STRUCTURED PRODUCTS

Buffered Jump Securities with Downside Factor and Principal Exposure due June 14, 2027

Based on the 10-Year U.S. Dollar SOFR ICE Swap Rate

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Buffered Jump Securities with Downside Factor and Principal Exposure, which we refer to as the securities, offer the opportunity to earn a return based on the performance of the 10-Year U.S. Dollar SOFR ICE Swap Rate (the “reference rate”). The terms of the securities differ from those of ordinary debt securities. Ordinary floating rate debt securities linked to an interest rate typically provide for the return of principal at maturity, subject to our credit risk, and the payment of interest that depends on the interest rate to which such securities are linked. Any decline in such interest rate would potentially affect the interest payable on such securities, but would not adversely affect the payment at maturity. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the repayment of any principal at maturity. Instead, at maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the reference rate, as determined on the valuation date. If the final reference rate is greater than or equal to the threshold reference rate of 91.25% of the initial reference rate, you will receive at maturity the stated principal amount plus the fixed upside payment of $100 per security. However, if the final reference rate has declined to less than the threshold reference rate as of the valuation date, the payment due at maturity will be reduced by 1.096% for every 1% decline beyond the threshold reference rate and, accordingly, may be less, and possibly significantly less, than the stated principal amount of the securities and could be zero. A very small absolute change in the reference rate can result in a significant loss on the securities. For example, assuming an initial reference rate of 2.000%, if the final reference rate were to decline by only 1.200 percentage points to 0.800%, while the absolute change in the rate is only 1.20%, that move actually represents a 60% decline from the initial reference rate, and you would lose 56.17% of the stated principal amount. The securities are for investors who seek a return based on changes in the reference rate and who are willing to risk their principal if the reference rate declines below the threshold reference rate and forgo current income and upside above the fixed upside payment at maturity in exchange for the fixed upside payment if the final reference rate is greater than or equal to the threshold reference rate. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

Publication of the 10-Year U.S. Dollar SOFR ICE Swap Rate began on November 8, 2021 and it therefore has a limited history. For further discussion of risks related to the securities, including risks related to the reference rate, see “Risk Factors” beginning on page 11.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC (“MSFL”)
Guarantor:	Morgan Stanley
Aggregate principal amount:	$1,000,000
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	June 2, 2026
Original issue date:	June 5, 2026 (3 business days after the pricing date)
Maturity date:	June 14, 2027
Interest:	None
Reference rate:

The 10-Year U.S. Dollar SOFR ICE Swap Rate (10CMS).

Please see “Additional Provisions—Reference Rate” below. Please also see “Additional Provisions—Index Cessation,” which describes how a Benchmark Replacement will replace 10CMS following an Index Cessation Effective Date, and “Risk Factors— Risks Relating to the Reference Rate.”

Payment at maturity:

●If the final reference rate is greater than or equal to the threshold reference rate:

$1,000 + the fixed upside payment

●If the final reference rate is less than the threshold reference rate:

$1,000 + [$1,000 × (reference rate performance factor + buffer amount) × downside factor]

Because the reference rate performance factor will be less than 91.25% in this scenario, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of $1,000 and could be zero.

Fixed upside payment:	$100 per security (10% of the stated principal amount)
Minimum payment at maturity:	None
Reference rate performance factor:	(final reference rate – initial reference rate ) / initial reference rate
Initial reference rate:	4.072%
Final reference rate:

The reference rate on the valuation date; provided that if the scheduled valuation date is not a U.S. government securities business day, the final reference rate shall be the reference rate level on the U.S. government securities business day immediately preceding the scheduled valuation date. In no event, however, will the final reference rate be less than 0%.

Threshold reference rate:	3.7157%, which is 91.25% of the initial reference rate
Buffer amount:	8.75%
Downside factor:	1.096
Valuation date:	June 9, 2027
Specified currency:	U.S. dollars
CUSIP / ISIN:	61779PTS4 / US61779PTS47
Book-entry or certificated security:	Book-entry
Business day:	New York
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Calculation agent:	Morgan Stanley Bank, N.A. (“MSBNA”)
Trustee:	The Bank of New York Mellon
Estimated value on the pricing date:	$991.00 per security. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)(3)
Per security	$1,000	$10	$990
Total	$1,000,000	$10,000	$990,000

(1)J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $10 per $1,000 stated principal amount of securities.

(2)Please see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this document for information about fees and commissions.

(3)See “Use of Proceeds and Hedging” on page 17.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement, tax supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement, tax supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement dated April 8, 2026 Tax Supplement dated April 8, 2026  Prospectus dated April 8, 2026

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Morgan Stanley

Morgan Stanley Finance LLC

Buffered Jump Securities due June 14, 2027

Based on the 10-Year U.S. Dollar SOFR ICE Swap Rate

Principal at Risk Securities

Investment Summary

Buffered Jump Securities

 Principal at Risk Securities

The Buffered Jump Securities with Downside Factor and Principal Exposure (the “securities”) can be used:

￭as an alternative to direct exposure to the reference rate that provides for a fixed positive return of 10% if the reference rate has appreciated or has declined by 8.75% or less over the term of the securities;

￭to enhance returns and potentially outperform the reference rate; and

￭to obtain a buffer against a specified level of negative performance of the reference rate.

The securities are exposed on a leveraged basis to the percentage decline of the final reference rate from the initial reference rate beyond the buffer amount of 91.25%, and you will lose 1.096% for every 1% of such decline beyond the buffer amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Maturity:	Approximately 54 weeks
Fixed upside payment:	$100 per security (10% of the stated principal amount)
Threshold reference rate:	91.25% of the initial reference rate
Buffer amount:	8.75%
Downside factor:	1.096
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.
Interest:	None

The stated principal amount and issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than the issue price. We estimate that the value of each security on the pricing date is $991.00.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to 10CMS. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to 10CMS, instruments based on 10CMS, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the fixed upside payment, the buffer amount and the downside factor, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to interest rates and 10CMS, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions and other factors.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

June 2026 Page 2

Morgan Stanley Finance LLC

Buffered Jump Securities due June 14, 2027

Based on the 10-Year U.S. Dollar SOFR ICE Swap Rate

Principal at Risk Securities

Key Investment Rationale

This investment does not pay interest, but offers a fixed positive return of 10% if the reference rate does not decline by more than 8.75% from its initial reference rate over the term of the securities. However, if the reference rate has declined by more than 8.75% from its initial reference rate as of the valuation date, the payment due at maturity will be less, and possibly significantly less, than the stated principal amount of the securities and could be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Upside Scenario

If the final reference rate is greater than or equal to the threshold reference rate, which is equal to 91.25% of the initial reference rate, the payment at maturity for each security will be equal to $1,000 plus the fixed upside payment of $100 per security.

Downside Scenario

If the final reference rate is less than the threshold reference rate, which means that 10CMS has declined below the threshold reference rate of 91.25%, you will lose 1.096% for every 1% decline beyond the threshold reference rate (e.g., a 60% depreciation in 10CMS will result in a payment at maturity of $438.30 per security). A very small absolute change in the reference rate can result in a significant loss on the securities. You will lose some, and may lose all, of your initial investment in this scenario.

June 2026 Page 3

Morgan Stanley Finance LLC

Buffered Jump Securities due June 14, 2027

Based on the 10-Year U.S. Dollar SOFR ICE Swap Rate

Principal at Risk Securities

Additional Provisions

The terms set forth in the accompanying prospectus under “Description of Debt Securities—Base Rates—CMS Rate Debt Securities” shall not apply to the securities.

Reference Rate

10CMS is one of the market-accepted indicators of longer-term interest rates.

“10CMS” means that the rate for the valuation date will be the USD SOFR ICE Swap Rate with an index maturity of 10 years, expressed as a percentage, provided by the administrator of the USD SOFR ICE Swap Rate as of approximately 11:00 a.m., New York City time (or any amended publication time specified by the administrator of the USD SOFR ICE Swap Rate in the benchmark methodology) on the valuation date. Reuters, Bloomberg and various other third-party sources may report the USD SOFR ICE Swap Rate. If any such reported rate differs from that as provided by the administrator of the USD SOFR ICE Swap Rate, the rate as provided by such administrator will prevail.

If that rate is subsequently corrected and provided by the administrator of the USD SOFR ICE Swap Rate to, and published by, authorized distributors of the USD SOFR ICE Swap Rate within the longer of one hour of the time when such rate is first published by authorized distributors of the USD SOFR ICE Swap Rate and the republication cut-off time for the USD SOFR ICE Swap Rate, if any, as specified by the USD SOFR ICE Swap Rate benchmark administrator in the USD SOFR ICE Swap Rate benchmark methodology, then that rate will be subject to those corrections.

“USD SOFR ICE Swap Rate” means the swap rate for a fixed-for-floating U.S. Dollar swap transaction where the floating leg references the Secured Overnight Financing Rate administered by the Federal Reserve Bank of New York (or any successor administrator) (SOFR), as provided by ICE Benchmark Administration Limited as the administrator of the benchmark (or a successor administrator). For a description of SOFR, see “Secured Overnight Financing Rate” below.

Temporary Non-Publication

If the CMS Rate for a period of the index maturity in respect of the valuation date is not published by the administrator of the CMS Rate or an authorized distributor and is not otherwise provided by the administrator of the CMS Rate by either (A) such valuation date or (B) such other date on which the CMS Rate is required, then, for such date, the calculation agent shall determine a commercially reasonable alternative for the CMS Rate, taking into account all available information that in good faith it considers relevant including, without limitation, an industry-accepted rate of interest in the over-the-counter derivatives market or for U.S. dollar-denominated floating rate notes (if any).

Notwithstanding the foregoing, if, as of the valuation date, an Index Cessation Effective Date with respect to the applicable tenor of the then-current CMS Rate has occurred, the provisions set forth under “Index Cessation” below shall apply.

Index Cessation

If, as of the valuation date, an Index Cessation Effective Date with respect to the applicable tenor of the then-current CMS Rate has occurred, then the CMS Rate in respect the valuation date shall be the Benchmark Replacement (including any adjustment spread calculation (which may be a positive or negative value or zero)) selected by the calculation agent acting in good faith and in a commercially reasonable manner. For the avoidance of doubt, following the occurrence of an Index Cessation Effective Date in respect of one or more Index Cessation Events, the selection of the Benchmark Replacement (including any adjustment spread calculation) will be a one-time process.

“CMS Rate” means, initially, 10CMS; provided that if an Index Cessation Effective Date has occurred with respect to 10CMS or the then-current CMS Rate, then “CMS Rate” means the applicable Benchmark Replacement. For the avoidance of doubt, such Benchmark Replacement will replace the then-current CMS Rate for all purposes relating to the securities.

June 2026 Page 4

Morgan Stanley Finance LLC

Buffered Jump Securities due June 14, 2027

Based on the 10-Year U.S. Dollar SOFR ICE Swap Rate

Principal at Risk Securities

“Index Cessation Effective Date” means, in respect of the then-current CMS Rate and one or more Index Cessation Events, the first date on which the CMS Rate would ordinarily have been published or provided and is no longer published or provided. If the CMS Rate ceases to be provided on the valuation date, but it was provided at the time at which it is to be observed pursuant to “Reference Rate” above, then such valuation date will not be an Index Cessation Effective Date.

“Index Cessation Event” means, in respect of the then-current CMS Rate:

(a) a public statement or publication of information by or on behalf of the administrator of the CMS Rate announcing that it has ceased or will cease to provide the CMS Rate permanently or indefinitely; provided that, at the time of the statement or publication, there is no successor administrator or provider, as applicable, that will continue to provide the CMS Rate; or

(b) a public statement or publication of information by the regulatory supervisor for the administrator of the CMS Rate, the central bank for the currency of the CMS Rate, an insolvency official with jurisdiction over the administrator for the CMS Rate, a resolution authority with jurisdiction over the administrator for the CMS Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the CMS Rate, which states that the administrator of the CMS Rate has ceased or will cease to provide the CMS Rate permanently or indefinitely; provided that, at the time of the statement or publication, there is no successor administrator or provider that will continue to provide the CMS Rate.

“Benchmark Replacement” means the first alternative benchmark set forth in the order below that can be determined by the calculation agent as of the U.S. government securities business day next succeeding the relevant Index Cessation Event:

(a) the alternate rate of interest that has been selected or recommended by the relevant governmental body or agency with jurisdiction over the then-current CMS Rate or the administrator thereof as the replacement for the then-current CMS Rate for the applicable index maturity; and

(b) the alternate rate of interest that has been selected by the calculation agent as the replacement for the then-current CMS Rate for the applicable index maturity giving due consideration to any industry-accepted rate of interest as a replacement for the then-current CMS Rate for U.S. dollar-denominated floating rate notes at such time, including any alternate rate of interest recommended by the International Swaps and Derivatives Association, Inc. or any successor thereto.

In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any changes (including changes to the definition of “interest payment period,” timing and frequency of determining rates and making payments of interest, and other administrative matters) that the calculation agent determines may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the calculation agent determines that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the calculation agent determines is reasonably necessary).

Decisions and Determinations

Any determination, decision or election that may be made by us or our designee or the calculation agent pursuant to this section entitled “Additional Provisions,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

●will be conclusive and binding absent manifest error;

●will be made in such person’s sole discretion; and

●notwithstanding anything to the contrary in the documentation relating to the securities, shall become effective without consent from the holders of the securities or any other party.

June 2026 Page 5

Morgan Stanley Finance LLC

Buffered Jump Securities due June 14, 2027

Based on the 10-Year U.S. Dollar SOFR ICE Swap Rate

Principal at Risk Securities

Secured Overnight Financing Rate

As further described above, 10CMS is determined by reference to SOFR.

The Secured Overnight Financing Rate (“SOFR”) is published by the New York Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The New York Federal Reserve reports that SOFR includes all trades in the Broad General Collateral Rate and bilateral Treasury repurchase agreement (repo) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust and Clearing Corporation (“DTCC”), and SOFR is filtered by the New York Federal Reserve to remove some (but not all) of the foregoing transactions considered to be “specials.” According to the New York Federal Reserve, “specials” are repos for specific-issue collateral, which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

The New York Federal Reserve reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. The New York Federal Reserve also notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.

If data for a given market segment were unavailable for any day, then the most recently available data for that segment would be utilized, with the rates on each transaction from that day adjusted to account for any change in the level of market rates in that segment over the intervening period. SOFR would be calculated from this adjusted prior day’s data for segments where current data were unavailable, and unadjusted data for any segments where data were available. To determine the change in the level of market rates over the intervening period for the missing market segment, the New York Federal Reserve would use information collected through a daily survey conducted by its Trading Desk of primary dealers’ repo borrowing activity. Such daily survey would include information reported by Morgan Stanley & Co. LLC, a wholly owned subsidiary of Morgan Stanley, as a primary dealer.

The New York Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the New York Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice.

Each U.S. Government Securities Business Day, the New York Federal Reserve publishes SOFR on its website at approximately 8:00 a.m., New York City time. If errors are discovered in the transaction data provided by The Bank of New York Mellon or DTCC Solutions LLC, or in the calculation process, subsequent to the initial publication of SOFR but on that same day, SOFR and the accompanying summary statistics may be republished at approximately 2:30 p.m., New York City time. Additionally, if transaction data from The Bank of New York Mellon or DTCC Solutions LLC had previously not been available in time for publication, but became available later in the day, the affected rate or rates may be republished at around this time. Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point. Any time a rate is revised, a footnote to the New York Federal Reserve’s publication would indicate the revision. This revision threshold will be reviewed periodically by the New York Federal Reserve and may be changed based on market conditions.

Because SOFR is published by the New York Federal Reserve based on data received from other sources, we have no control over its determination, calculation or publication. See “Risk Factors” below.

The information contained in this section “Secured Overnight Financing Rate” is based upon the New York Federal Reserve’s Website and other U.S. government sources.

June 2026 Page 6

Morgan Stanley Finance LLC

Buffered Jump Securities due June 14, 2027

Based on the 10-Year U.S. Dollar SOFR ICE Swap Rate

Principal at Risk Securities

How the Buffered Jump Securities with Downside Factor and Principal Exposure Work

Payoff Diagram

The payoff diagram below illustrates the payout on the securities at maturity for a range of hypothetical percentage changes in the reference rate. The initial reference rate and threshold reference rate are set forth on the cover of this document. The diagram is based on the following terms:

Stated principal amount:	$1,000 per security
Fixed upside payment:	$100 per security (10% of the stated principal amount)
Buffer amount:	8.75%
Downside factor:	1.096
Hypothetical initial reference rate:	2.000%
Hypothetical threshold reference rate:	1.825%, which is equal to 91.25% of the hypothetical initial reference rate
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.

As indicated in the payoff diagram below, a very small absolute change in the reference rate can result in a significant loss on the securities. For example, assuming an initial reference rate of 2.000%, if the final reference rate were to decline by only 1.200 percentage points to 0.800%, while the absolute change in the rate is only 1.20%, that move actually represents a 60% decline from the initial reference rate, and you would lose 56.17% of the stated principal amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Buffered Jump Securities with Downside Factor and Principal Exposure Payoff Diagram

The Buffered Jump Securities
The Reference Rate
$1,800.00
$1,600.00
$1,400.00
$1,200.00
$1,000.00
$800.00
$600.00
$400.00
$200.00
$0.00
Payment at Maturity on the Securities
$1,100 Payment at Maturity if final reference rate is greater than or equal to the threshold reference rate
$1,000 Stated Principal Amount
Reference Rate Increase / Decrease
-100% -80% -60% -40% -20% -8.75% 0% 10% 20% 40% 60% 80% 100%
Final Reference Rate
0.0000% 0.400% 0.800% 1.200% 1.600% 1.700% 2.000% 2.200% 2.400% 2.800% 3.200% 3.600% 4.000%

How it works

￭Upside Scenario. If the final reference rate is greater than or equal to the threshold reference rate, you would receive the $1,000 stated principal amount plus the fixed upside payment per security.

￭Downside Scenario. If the final reference rate has declined below the threshold reference rate of 91.25%, the payment at maturity would be less than the stated principal amount of $1,000 and you will lose 1.096% for every 1% decline beyond the threshold reference rate. A very small absolute change in the reference rate can result in a significant loss on the securities. You will lose some, and may lose all, of your initial investment in this scenario.

●For example, assuming an initial reference rate of 2.000%, if the final reference rate has declined by 1.200 percentage points to 0.800%, which represents a 60% decline from the initial reference rate, the payment at maturity would be $438.30 per security (43.83% of the stated principal amount).

June 2026 Page 7

Morgan Stanley Finance LLC

Buffered Jump Securities due June 14, 2027

Based on the 10-Year U.S. Dollar SOFR ICE Swap Rate

Principal at Risk Securities

What is the return on the securities at maturity, assuming a range of performances for the reference rate?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical return at maturity on the securities. The return on the securities is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 stated principal amount to $1,000. The table and examples set forth below assume a hypothetical initial reference rate of 2.000% and a hypothetical threshold reference rate of 1.825% (equal to 91.25% of the hypothetical initial reference rate), which represents a decrease of only 0.175 percentage points. Accordingly, a very small absolute change in the reference rate can result in a significant loss on the securities, because the return on the securities is based on the percentage change of the reference rate from the pricing date to the valuation date rather than the absolute change in the level of the reference rate. The actual initial reference rate and threshold reference rate are set forth on the cover of this document. The returns set forth below are for illustrative purposes only and may not be the actual return applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final reference rate	Reference rate performance factor	Payment at maturity	Return on securities
3.000%	50.00%	$1,100	10.00%
2.800%	40.00%	$1,100	10.00%
2.600%	30.00%	$1,100	10.00%
2.400%	20.00%	$1,100	10.00%
2.200%	10.00%	$1,100	10.00%
2.100%	5.00%	$1,100	10.00%
2.050%	2.50%	$1,100	10.00%
2.020%	1.00%	$1,100	10.00%
2.000%	0.00%	$1,100	10.00%
1.900%	-5.00%	$1,100	10.00%
1.825%	-8.75%	$1,100	10.00%
1.800%	-10.00%	$986.30	-1.37%
1.700%	-15.00%	$931.50	-6.85%
1.600%	-20.00%	$876.70	-12.33%
1.400%	-30.00%	$767.10	-23.29%
1.200%	-40.00%	$657.50	-34.25%
1.000%	-50.00%	$547.90	-45.21%
0.800%	-60.00%	$438.30	-56.17%
0.600%	-70.00%	$328.70	-67.13%
0.400%	-80.00%	$219.10	-78.09%
0.200%	-90.00%	$109.50	-89.05%
0.000%	-100.00%	$0	-100.00%

June 2026 Page 8

Morgan Stanley Finance LLC

Buffered Jump Securities due June 14, 2027

Based on the 10-Year U.S. Dollar SOFR ICE Swap Rate

Principal at Risk Securities

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and return on the securities in different hypothetical scenarios are calculated.

Example 1: The reference rate increases by 1.000 percentage points from the initial reference rate of 2.000% to a final reference rate of 3.000%, which represents a 50.00% increase from the initial reference rate.

Because the final reference rate is greater than or equal to the threshold reference rate, the payment at maturity is equal to $1,100 per security, calculated as follows:

$1,000 + fixed upside payment

$1,000 + $100 = $1,100

Although the reference rate increased by 50.00% from its initial reference rate to its final reference rate in this example, the return is limited to the fixed upside payment of $100 (10% of the stated principal amount). The return on the securities is 10%.

Example 2: The reference rate decreases by 0.100 percentage points from the initial reference rate of 2.000% to a final reference rate of 1.900%, which represents a 5.00% decrease from the initial reference rate.

Because the final reference rate is greater than or equal to the threshold reference rate, the payment at maturity is equal to $1,100 per security, calculated as follows:

$1,000 + the fixed upside payment

$1,000 + $100 = $1,100

Although the reference rate decreased by 5% from its initial reference rate to its final reference rate in this example, because the reference rate has not decreased by more than the buffer amount of 8.75%, you receive the fixed upside payment at maturity and the return on the securities is 10%.

Example 3: The reference rate decreases by 1.200 percentage points from the initial reference rate of 2.000% to a final reference rate of 0.800%, which represents a 60.00% decrease from the initial reference rate.

Because the final reference rate is less than the threshold reference rate, the payment at maturity is equal to $438.30 per $1,000 security, calculated as follows:

$1,000 + [$1,000 × (reference rate performance factor + buffer amount) × downside factor]

= $1,000 + [$1,000 × (-60% + 8.75%) × 1.096]

= $1,000 + [$1,000 × -51.25% × 1.096]

= $438.30

The return on the securities in this example is -56.17%.

June 2026 Page 9

Morgan Stanley Finance LLC

Buffered Jump Securities due June 14, 2027

Based on the 10-Year U.S. Dollar SOFR ICE Swap Rate

Principal at Risk Securities

Historical Information

The following graph sets forth the historical percentage levels of the reference rate as published by ICE Benchmark Administration Limited for the period from November 18, 2021 (the first day on which the reference rate was reported by Bloomberg Financial Markets) to June 2, 2026. The historical levels of the reference rate should not be taken as an indication of its future performance and no assurance can be given as to the level of the reference rate on any day during the term of the securities, including the valuation date. We obtained the information in the graph below from Bloomberg Financial Markets (“USISSO10 Index”), without independent verification.

*The green solid line in the graph indicates the threshold reference rate of 3.7157%, which is 91.25% of the initial reference rate.

You should note that publication of the reference rate began on November 8, 2021 and it therefore has a limited history. Among other things, the reference rate may not increase or decrease over the term of the securities in accordance with the trends depicted in the graph above and the size and frequency of any fluctuations in the reference rate over the term of the securities, which we refer to as volatility, may be significantly different from the volatility of the reference rate depicted in the graph above. See “Risk Factors—Risks Relating to the Reference Rate—The USD SOFR ICE Swap Rate has a limited history; the future performance of the USD SOFR ICE Swap Rate cannot be predicted based on historical performance.”

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Principal at Risk Securities

Risk Factors

An investment in the securities entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in the reference rate, and other events that are difficult to predict and beyond our control. This section describes the material risks relating to the securities. For a complete list of risk factors, please see the accompanying prospectus supplement, tax supplement and prospectus. Investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

Risks Relating to an Investment in the Securities

￭The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities. Ordinary debt securities linked to an interest rate, commonly referred to as floating rate notes, typically provide for the return of principal at maturity, subject to the credit risk of the issuer, and the payment of interest that depends on the interest rate to which such securities are linked. Any decline in such interest rate would potentially affect the interest payable on such securities, but would not adversely affect the payment at maturity. Unlike ordinary debt securities, the securities do not pay any interest and do not guarantee the return of any of the principal amount of the securities at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that depends upon the final reference rate. If the reference rate declines to below the threshold reference rate of 91.25%, the payment due at maturity will be reduced by 1.096% for every 1% decline beyond the threshold reference rate and, accordingly, may be less, and possibly significantly less, than the stated principal amount of the securities. A very small absolute change in the reference rate can result in a significant loss on the securities. For example, assuming an initial reference rate of 2.000%, if the final reference rate were to decline by only 1.200 percentage points to 0.800%, while the absolute change in the rate is only 1.20%, that move actually represents a 60% decline from the initial reference rate, and you would lose 56.17% of the stated principal amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. See “How the Buffered Jump Securities with Downside Factor and Principal Exposure Work” above.

￭The potential return on the securities is limited to the fixed upside payment. Any positive return on your securities will not exceed the fixed upside payment, regardless of any increase in the reference rate, which may be significant. Assuming a fixed upside payment of 10%, the payment at maturity will under no circumstances exceed $1,100 per $1,000 stated principal amount of securities.

￭The historical performance of the reference rate is not an indication of its future performance. The historical performance of the reference rate should not be taken as an indication of its future performance during the term of the securities. Changes in the levels of the reference rate will affect the trading price of the securities, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the reference rate will not decline below the threshold reference rate, in which case you will lose some or all of your initial investment in the securities.

￭Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on our ability to pay all amounts due on the securities at maturity and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market's view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such

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proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The price at which the securities may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the reference rate, (ii) volatility of the level of the reference rate, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) time remaining to maturity. Depending on the actual or anticipated level of the reference rate, the market value of the securities may decrease, and you may receive substantially less than 100% of the issue price if you are able to sell your securities prior to maturity.

￭The amount payable on the securities is not linked to the level of the reference rate at any time other than the valuation date. The final reference rate will be the reference rate on the valuation date. Even if the level of the reference rate appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the level of the reference rate prior to such drop. Although the actual level of the reference rate on the stated maturity date or at other times during the term of the securities may be higher than the final reference rate, the payment at maturity will be based solely on the reference rate on the valuation date.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.

￭The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your

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securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

￭Morgan Stanley & Co. LLC, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, has determined the estimated value on the pricing date. MS & Co. has determined the estimated value of the securities on the pricing date.

￭Our affiliates may publish research that could affect the market value of the securities. They also expect to hedge the issuer’s obligations under the securities. One or more of our affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or SOFR or the reference rate specifically. This research is modified from time to time without notice to you and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the market value of the securities. In addition, our affiliates expect to hedge the issuer’s obligations under the securities and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL (or, if applicable, we or our designee), will make determinations with respect to the securities. As calculation agent, MSBNA has determined the initial reference rate and the threshold reference rate, and will determine the final reference rate, the reference rate performance factor and the payment that you will receive at maturity, if any. In addition, if the CMS Rate is not published for any day with respect to which the level of such rate must be determined during the term of the securities or if an Index Cessation Effective Date has occurred, the calculation agent and we or our designee will make certain determinations with respect to the securities in such person’s sole discretion as further described under “Additional Provisions.” Any of these determinations may adversely affect the payout to investors. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to the reference rate or any Benchmark Replacement Conforming Changes. These potentially subjective determinations may adversely affect the payout to you on the securities. For further information regarding these types of determinations, see “Additional Provisions” above.

￭The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. Moreover, there is significant uncertainty regarding whether gain or loss recognized upon the maturity (or earlier retirement) of a security should be treated as capital gain or loss or as ordinary income or loss. An ordinary loss recognized by an individual holder might, among other things, be treated as a non-deductible “miscellaneous itemized deduction” and ordinary income recognized by an individual holder would not be eligible for the lower tax rates applicable to long-term capital gain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Reference Rate

￭The reference rate will be affected by a number of factors. A number of factors can affect the reference rate, including, but not limited to:

ochanges in, or perceptions, about the future reference rate;

osupply and demand for overnight U.S. Treasury repurchase agreements;

otrading and liquidity in the market for SOFR-based swaps and in the market for SOFR-linked financial contracts more generally;

ogeneral economic conditions: the economic, financial, political, regulatory and judicial events that affect financial markets generally will affect the reference rate;

oprevailing interest rates: the reference rate is subject to daily fluctuations depending on prevailing interest rates in the market generally; and

opolicies of the Federal Reserve Board regarding interest rates.

These and other factors may have a negative impact on the payment at maturity and on the value of the securities prior to maturity.

￭The reference rate may be volatile. The reference rate is subject to volatility due to a variety of factors affecting interest rates generally, including, but not limited to:

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osentiment regarding the U.S. and global economies;

oexpectations regarding the level of price inflation;

osentiment regarding credit quality in the U.S. and global credit markets;

ocentral bank policy regarding interest rates; and

operformance of capital markets.

The reference rate may be volatile, and even a very small absolute change in the reference rate can result in a significant loss on the securities. Accordingly, volatility of the reference rate may adversely affect your return on the securities.

￭The USD SOFR ICE Swap Rate has a limited history; the future performance of the USD SOFR ICE Swap Rate cannot be predicted based on historical performance. You should note that publication of the USD SOFR ICE Swap Rate began on November 8, 2021 and it therefore has a limited history. In addition, the future performance of the USD SOFR ICE Swap Rate cannot be predicted based on the limited historical performance. The level of the USD SOFR ICE Swap Rate during the term of the securities may bear little or no relation to the historical level of the USD SOFR ICE Swap Rate. Prior observed patterns, if any, in the behavior of market variables and their relation to the USD SOFR ICE Swap Rate, such as correlations, may change in the future. The future performance of the USD SOFR ICE Swap Rate is impossible to predict and therefore no future performance of the USD SOFR ICE Swap Rate or the securities may be inferred from any historical performance. Historical performance data are not indicative of, and have no bearing on, the potential performance of the USD SOFR ICE Swap Rate or the securities. Changes in the levels of the USD SOFR ICE Swap Rate will affect the return on the securities and the trading price of such securities, but it is impossible to predict whether such levels will rise or fall. There can be no assurance as to the level of the USD SOFR ICE Swap Rate at any time, including on the valuation date.

In addition, you should note that, at times prior to the cessation of its publication, the USD LIBOR ICE Swap Rate was not published on a significant number of scheduled publication days. It is possible that non-publication of the USD SOFR ICE Swap Rate may also occur in the future on some or a significant number of scheduled publication days. For example, if the relatively new market for SOFR-based swaps is not sufficiently liquid, ICE Benchmark Administration Limited may be unable to calculate and publish the USD SOFR ICE Swap Rate, which could adversely affect the value of the securities, the return on the securities and the price at which you can sell such securities. See “Risk Factors—Risks Relating to an Investment in the Securities—The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL (or, if applicable, we or our designee), will make determinations with respect to the securities.”

￭The composition and characteristics of the USD SOFR ICE Swap Rate are not the same as those of the USD LIBOR ICE Swap Rate and there is no guarantee that the USD SOFR ICE Swap Rate will be a comparable substitute for the USD LIBOR ICE Swap Rate. The administrator of the USD SOFR ICE Swap Rate, ICE Benchmark Administration Limited, launched the USD SOFR ICE Swap Rate to help the U.S. dollar derivatives market in its transition from LIBOR to SOFR. Publication of the USD LIBOR ICE Swap Rate ceased immediately after publication on June 30, 2023. The USD SOFR ICE Swap Rate is and the USD LIBOR ICE Swap Rate was determined by reference to interest rate swaps that reference a specified floating rate. However, the composition and characteristics of SOFR are not the same as those of LIBOR. SOFR is a broad Treasury repo financing rate that represents overnight secured funding transactions. This means that SOFR is fundamentally different from LIBOR for two key reasons. First, SOFR is a secured rate, while LIBOR was an unsecured rate. Second, SOFR is an overnight rate (with the USD SOFR ICE Swap Rate determined by reference to such rate compounded in arrears for twelve months), while LIBOR represented interbank funding over different maturities. As a result, there can be no assurance that SOFR will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global, national or regional economic, financial, political, regulatory, judicial or other events. For example, since publication of SOFR began on April 3, 2018, daily changes in SOFR have, on occasion, been more volatile than daily changes in comparable benchmark or other market rates. Consequently, there can be no assurance that the USD SOFR ICE Swap Rate will perform in the same way as the USD LIBOR Swap Rate would have at any time.

￭The secondary trading market for securities linked to the USD SOFR ICE Swap Rate may be limited. Since the USD SOFR ICE Swap Rate is a relatively new market rate, the securities will likely have no established trading market when issued and an established trading market may never develop or may not be very liquid. Market terms for debt securities linked to the USD SOFR ICE Swap Rate (such as the securities), such as the spread, may evolve over time and, as a result, trading prices of the securities may be lower than those of later-issued debt securities that are linked to the USD SOFR ICE

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Swap Rate. Similarly, if the USD SOFR ICE Swap Rate does not prove to be widely used in debt securities similar to the securities, the trading price of the securities may be lower than that of debt securities linked to rates that are more widely used. Investors in the securities may not be able to sell such securities at all or may not be able to sell such securities at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Further, investors wishing to sell the securities in the secondary market will have to make assumptions as to the future performance of the USD SOFR ICE Swap Rate during the interest payment period in which they intend the sale to take place. As a result, investors may suffer from increased pricing volatility and market risk.

￭The administrator of the USD SOFR ICE Swap Rate may make changes that could change the value of the USD SOFR ICE Swap Rate or discontinue the USD SOFR ICE Swap Rate and has no obligation to consider your interests in doing so. ICE Benchmark Administration Limited (or a successor), as administrator of the USD SOFR ICE Swap Rate, may make methodological or other changes that could change the value of the USD SOFR ICE Swap Rate, including changes related to the method by which the USD SOFR ICE Swap Rate is calculated, eligibility criteria applicable to the transactions used to calculate the USD SOFR ICE Swap Rate, or timing related to the publication of the USD SOFR ICE Swap Rate. In addition, the administrator may alter, discontinue or suspend calculation or dissemination of the USD SOFR ICE Swap Rate. The administrator has no obligation to consider your interests in calculating, adjusting, converting, revising or discontinuing the USD SOFR ICE Swap Rate. See “Risk Factors—Risks Relating to an Investment in the Securities—The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL (or, if applicable, we or our designee), will make determinations with respect to the securities.”

￭In the event of an Index Cessation Effective Date, there is no guarantee that any Benchmark Replacement will be a comparable substitute for the then-current CMS Rate. If, as of the valuation date, an Index Cessation Effective Date has occurred with respect to the applicable tenor of the then-current CMS Rate and one or more Index Cessation Events, then the payment at maturity on the securities will no longer be determined by reference to the then-current CMS Rate, but instead will be determined by reference to a different rate, which will be a different benchmark than the then-current CMS Rate, plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under “Additional Provisions—Index Cessation” above. In such a case, in the first instance, the payment at maturity on the securities will be determined based on the alternate rate of interest that has been selected or recommended by the relevant governmental body or agency with jurisdiction over the then-current CMS Rate or the administrator thereof as the replacement for the then-current CMS Rate for the applicable index maturity. There can be no assurance that such a rate will be selected or recommended by the relevant governmental body or agency. If such a Benchmark Replacement cannot be determined, then the payment at maturity on the securities will be determined based on the alternate rate of interest that has been selected by the calculation agent giving due consideration to any industry-accepted rate of interest as a replacement for the then-current CMS Rate for U.S. dollar-denominated floating rate securities at such time. No market consensus exists as to what rate or rates may become industry-accepted replacements for any CMS Rate.

In addition, the terms of the securities expressly authorize us or our designee to make Benchmark Replacement Conforming Changes with respect to, among other things, changes to the definition of “interest payment period,” timing and frequency of determining rates and making payments of interest, and other administrative matters. The selection of a Benchmark Replacement, the calculation of the payment at maturity on the securities by reference to a Benchmark Replacement (including any adjustment spread calculation), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the securities in connection with an Index Cessation Effective Date could adversely affect the value of the securities, the return on the securities and the price at which you can sell such securities.

Any determination, decision or election that may be made by the calculation agent or us or our designee described above will be made in such person’s sole discretion.

In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of the then-current CMS Rate, the Benchmark Replacement will not be the economic equivalent of the then-current CMS Rate, there can be no assurance that the Benchmark Replacement will perform in the same way as the then-current CMS Rate would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for the then-current CMS Rate (each of which means that an Index Cessation Effective Date could adversely affect the value of the securities, the return on the securities and the price at which you can sell such securities), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the securities, (iii) the Benchmark Replacement may have a

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very limited history and the future performance of the Benchmark Replacement cannot be predicted based on historical performance, (iv) the secondary trading market for securities linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so. Moreover, following the occurrence of an Index Cessation Effective Date in respect of one or more Index Cessation Events, the selection of the Benchmark Replacement (including any adjustment spread calculation) will be a one-time process. As a result, there is no guarantee that the payment at maturity on the securities following the occurrence of an Index Cessation Effective Date will equal the payment at maturity that would have been payable if such Index Cessation Effective Date had not occurred, which could adversely affect the value of the securities, the return on the securities and the price at which you can sell such securities.

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Use of Proceeds and Hedging

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the securities and will receive a fee from the Issuer or one of its affiliates that will not exceed $10 per $1,000 stated principal amount of securities, but will forgo any fees for sales to certain fiduciary accounts.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

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Acceleration Amount in Case of an Event of Default

In case an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable per security upon any acceleration of the securities shall be an amount in cash equal to the value of such security on the day that is two business days prior to the date of such acceleration, as determined by the calculation agent (acting in good faith and in a commercially reasonable manner) by reference to factors that the calculation agent considers relevant, including, without limitation: (i) then-current market interest rates; (ii) our credit spreads as of the pricing date, without adjusting for any subsequent changes to our creditworthiness; and (iii) the then-current value of the performance-based component of such security. Because the calculation agent will take into account movements in market interest rates, any increase in market interest rates since the pricing date will lower the value of your claim in comparison to if such movements were not taken into account.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to the issuer, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the default amount.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been issued by MSFL pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus), the trustee and/or paying agent has made, in accordance with the instructions from MSFL, the appropriate entries or notations in its records relating to the master note that represents such securities (the “master note”), and such securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Morgan Stanley or MSFL, the MSFL Senior Debt Indenture, the securities (together with the MSFL Senior Debt Indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the master note and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 23, 2026, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on February 23, 2026.

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United States Federal Income Tax Considerations

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you. Generally, if this treatment is respected, you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable). As discussed under “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions—Taxable Disposition—Interest Rate-Linked Program Securities” in the accompanying tax supplement, while it would be reasonable to treat the gain or loss on your securities as capital gain or loss, there is significant uncertainty regarding this treatment due to the lack of authority. An ordinary loss recognized by an individual U.S. Holder might, among other things, be treated as a non-deductible “miscellaneous itemized deduction” and ordinary income recognized by an individual U.S. Holder would not be eligible for the lower tax rates applicable to long-term capital gain. You should consult your tax adviser regarding the character of this gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain representations made by us, our counsel is of the opinion that Section 871(m) should not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Where You Can Find More Information

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement and a tax supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this preliminary pricing supplement relates. You should read the prospectus in that registration statement, the prospectus supplement, the tax supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, MSFL or Morgan Stanley will arrange to send you the prospectus, the prospectus supplement and the tax supplement if you so request by calling toll-free 800-584-6837. You may access these documents on the SEC web site at www.sec.gov as follows:

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Morgan Stanley Finance LLC

Buffered Jump Securities with Downside Factor and Principal Exposure due June 14, 2027

Based on the 10-Year U.S. Dollar SOFR ICE Swap Rate

Principal at Risk Securities

Prospectus Supplement dated April 8, 2026

Tax Supplement dated April 8, 2026

Prospectus dated April 8, 2026

Terms used but not defined in this preliminary pricing supplement are defined in the prospectus supplement, in the tax supplement or in the prospectus. As used in this preliminary pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

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